Exhibit 99

First Acceptance Corporation Reports Operating Results for the Quarter Ended March 31, 2015

NASHVILLE, TN, May 12, 2015 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the quarter ended March 31, 2015.

Operating Results

Income before income taxes for three months ended March 31, 2015 was $0.8 million, compared with income before income taxes of $0.5 million for the three months ended March 31, 2014. Net income was $0.5 million for both the three months ended March 31, 2015 and 2014. Basic and diluted net income per share were $0.01 for both the three months ended March 31, 2015 and 2014.

Joe Borbely, the Company’s President and CEO commented “I am extremely proud of the strong sales results produced by our retail, internet and call center channels during the first quarter. With the February-March tax refund season historically setting the tone for the balance of the year, achieving a 14.2% increase in policies in force has Acceptance positioned for a strong 2015. While we remain challenged by an increased loss ratio, we will continue our focus on pricing initiatives and product design to maintain profitability. On the other hand, through leveraging our predominately fixed cost sales platforms, we were pleased with our 22.8% expense ratio.”

Revenues. Revenues for the three months ended March 31, 2015 increased 20% to $75.1 million from $62.5 million in the same period in the prior year.

Premiums earned increased by $10.9 million, or 21%, to $62.6 million for the three months ended March 31, 2015, from $51.7 million for the three months ended March 31, 2014. This improvement was primarily due to an increase in policies in force from 168,607 at March 31, 2014 to 192,613 at March 31, 2015, in addition to a higher percentage of full coverage policies sold and our recent pricing actions.

Loss Ratio. The loss ratio was 76.5% for the three months ended March 31, 2015, compared with 71.1% for the three months ended March 31, 2014. We experienced favorable development related to prior periods of $1.1 million for the three months ended March 31, 2015, compared with favorable development of $2.9 million for the three months ended March 31, 2014. The favorable development for the three months ended March 31, 2015 was primarily related to bodily injury and uninsured motorist bodily injury claims occurring in accident year 2014.

Excluding the development related to prior periods for the three months ended March 31, 2015 and 2014, the loss ratios were 78.4% and 76.8%, respectively. The year-over-year increase in the loss ratio was primarily due to higher than expected claim frequency and severity across multiple coverages.

Expense Ratio. The expense ratio was 22.8% for the three months ended March 31, 2015, compared with 29.6% for the three months ended March 31, 2014. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary).

Combined Ratio. The combined ratio decreased to 99.3% for the three months ended March 31, 2015 from 100.7% for the three months ended March 31, 2014.

Pending Acquisition

On April 27, the Company announced that it has entered into an agreement to acquire certain assets of Titan Insurance Services, Inc. and Titan Auto Insurance of New Mexico, Inc. These agencies sell private passenger non-standard automobile insurance from 83 retail stores, principally in California, but also in Texas, Arizona, Florida, Nevada and New Mexico.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 13 states and are licensed as an insurer in 12 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type. In most instances, these individuals are seeking to obtain the minimum amount of automobile insurance required by law.

At May 12, 2015, we leased and operated 355 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, select retail locations in highly competitive markets in Illinois and Texas offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Premiums earned	$62,615	$51,748
Commission and fee income	11,348	9,175
Investment income	1,145	1,537
Net realized (losses) gains on investments, available-for-sale	(3)	82
	75,105	62,542
Costs and expenses:
Losses and loss adjustment expenses	47,934	36,817
Insurance operating expenses	25,194	24,029
Other operating expenses	323	233
Stock-based compensation	19	46
Depreciation and amortization	407	443
Interest expense	424	427
	74,301	61,995
Income before income taxes	804	547
Provision for income taxes	318	36
Net income	$486	$511
Net income per share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01
Number of shares used to calculate net income per share:
Basic	41,016	40,970
Diluted	41,304	41,283

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $122,244 and $119,119, respectively)	$129,234	$125,085
Cash and cash equivalents	110,312	102,429
Premiums and fees receivable, net of allowance of $405 and $392	74,835	56,344
Deferred tax assets, net	15,978	16,521
Other investments	10,696	10,530
Other assets	6,247	6,104
Property and equipment, net	2,997	3,173
Deferred acquisition costs	4,797	3,459
Identifiable intangible assets	4,800	4,800
TOTAL ASSETS	$359,896	$328,445

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$104,361	$96,613
Unearned premiums and fees	90,511	67,942
Debentures payable	40,222	40,211
Other liabilities	16,691	16,715
Total liabilities	251,785	221,481
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,016 issued and outstanding	410	410
Additional paid-in capital	457,261	457,242
Accumulated other comprehensive income, net of tax of $1,269 and $923, respectively	5,732	5,090
Accumulated deficit	(355,292)	(355,778)
Total stockholders’ equity	108,111	106,964
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$359,896	$328,445

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended
	March 31,
	2015	2014
Gross premiums earned:
Georgia	$11,745	$9,581
Florida	9,843	7,963
Texas	8,363	6,468
Ohio	6,365	5,253
Illinois	5,956	4,729
Alabama	5,846	5,149
South Carolina	4,622	4,008
Tennessee	3,619	3,186
Pennsylvania	2,260	2,146
Indiana	1,846	1,431
Missouri	1,402	1,138
Mississippi	815	750
Virginia	16	—
Total gross premiums earned	62,698	51,802
Premiums ceded to reinsurer	(83)	(54)
Total net premiums earned	$62,615	$51,748

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended
	March 31,
	2015	2014
Loss	76.5%	71.1%
Expense	22.8%	29.6%
Combined	99.3%	100.7%

POLICIES IN FORCE

	Three Months Ended
	March 31,
	2015	2014
Policies in force – beginning of period	163,712	143,077
Net change during period	28,901	25,530
Policies in force – end of period	192,613	168,607

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended
	March 31,
	2015	2014
Retail locations – beginning of period	356	360
Opened	—	—
Closed	(1)	(5)
Retail locations – end of period	355	355

RETAIL LOCATIONS BY STATE

	March 31,		December 31,
	2015	2014	2014	2013
Alabama	24	24	24	24
Florida	31	30	31	30
Georgia	60	60	60	60
Illinois	60	61	60	61
Indiana	17	17	17	17
Mississippi	7	7	7	7
Missouri	9	11	10	11
Ohio	27	27	27	27
Pennsylvania	15	16	15	16
South Carolina	25	25	25	25
Tennessee	22	19	22	19
Texas	58	58	58	63
Total	355	355	356	360

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885